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                        December 30, 1997








Board of Directors
Classic Bancshares, Inc.
344 Seventeenth Street
Ashland, KY  41101-7628

Members of the Board:

   We hereby consent to the inclusion of our opinion as Exhibit 5 of this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                             Very truly yours,



                             /s/ Silver, Freedman & Taff, L.L.P.
                            SILVER, FREEDMAN & TAFF, L.L.P.